Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333‑197468 on Form S-8 and Registration Statement Nos. 333-226066, 333-226069, 333-205486 and 333-226067 on Form S-3 of our report dated February 19, 2019, relating to the combined financial statements of Assets Acquired by NextEra Energy Partners, LP as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation on the combined financial statements), appearing in this Current Report on Form 8-K/A of NextEra Energy Partners, LP dated December 20, 2018.

DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 19, 2019